250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports First-Quarter Net Income Increase of 10.1%, Diluted EPS up 9.5%

•	First-quarter net income rose $535 thousand, or 10.1%, year over year.

•	Diluted earnings per share (EPS) rose $.04, or 9.5%, from the prior-year quarter.

•	Record period-end loan portfolio balances, with growth of $124.4 million since prior-year first quarter.

•	Continued strong asset quality ratios and strong capital ratios.

GLENS FALLS, N.Y. (April 21, 2015) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended March 31, 2015. Net income for the first quarter of 2015 was $5.86 million, an increase of $535 thousand, or 10.1%, from net income of $5.32 million for the first quarter of 2014. Diluted earnings per share (EPS) for the quarter was $0.46, a 9.5% increase from the comparable 2014 quarter, when diluted EPS was $0.42. Return on average assets was 1.06%, and return on average equity was 11.72% for the 2015 first quarter, representing an increase of 7.1% and 5.5%, respectively, from the prior year first quarter.

Arrow President and CEO Thomas J. Murphy stated, "The first quarter of 2015 continued to build upon our strong performance in 2014. Net income rose just over 10% and diluted EPS increased 9.5% as compared to last year. In addition, we posted record highs for several key balance sheet categories, including total assets, total loans, total deposits and total equity, as well as assets under trust administration and investment management at quarter-end. I am proud of our team for achieving these great results."

Also in the first quarter, the Company received the Raymond James Community Bankers Cup for its "superior financial performance," and subsidiary Saratoga National Bank and Trust Company announced plans for an office in Troy, New York, later this year, pending receipt of all applicable regulatory approvals.

The following list expands on our first-quarter results:

Net Interest Income and Margin: In the first quarter of 2015, on a tax-equivalent basis, our net interest income increased $1.1 million, or 7.2%, compared to the first quarter of 2014, while our tax-equivalent net interest margin increased by 12 basis points from 3.12% in the first quarter of 2014 to 3.24% for the first quarter of 2015. The increase in net interest margin reflected an increase in the yield on investments and a decrease in our cost of deposits offset, in part, by a decrease in the yield on our loan portfolio.

Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at March 31, 2015, were a record $1.3 billion, an increase of $72.2 million, or 6.1%, from the March 31, 2014, balance of $1.183 billion. The growth in asset balances was generally attributable to a significant rise in the equity markets between the periods and the addition of new accounts. Income from fiduciary activities increased by $60 thousand, or 3.2%, from $1.87 million for the first three months of 2014, to $1.93 million for the first three months of 2015.

Loan Growth: At period-end, our total loans were up by $21.5 million, or 6.0% on an annualized basis, over the December 31, 2014, amount, with increases in all three of our major segments: residential real estate, commercial/commercial real estate and consumer automobile. Total loans were up 9.5% at period-end, as compared to March 31, 2014.

Our residential real estate loan portfolio grew by $18.1 million, or 3.4%, during the first three months of 2015. We originated approximately $27 million of residential real estate loans, essentially unchanged from the level of residential real estate loans originated in the comparable period for 2014. Our commercial/commercial real estate loan portfolio remained essentially unchanged from year-end 2014, reflecting the net impact of a large loan payoff offset by a continued robust market for business loan originations. We also experienced continuing growth in our indirect automobile lending program and reached a record-high balance for period-end loan outstanding of $433.9 million. In the first quarter, we extended $52.7 million in new loans for new and used automobiles, increasing our outstanding balances by $4.5 million, or 1.0%, during the first quarter.

Asset Quality and Loan Loss Provision: Asset quality remained strong at March 31, 2015, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets of $8.4 million at March 31, 2015, although up by $1.1 million or 14.5% from the prior year quarter, still represented only 0.36% of period-end assets. Net loan losses for the first quarter of 2015, expressed as an annualized percentage of average loans outstanding, were just 0.06% for the three-month period ended March 31, 2015, down from 0.08% in the 2014 quarter.

Our allowance for loan losses was $15.6 million at March 31, 2015, which represented 1.09% of loans outstanding, three basis points below our ratio one year earlier and one basis point below our ratio at December 31, 2014. Our provision for loan losses for the first quarter of 2015 was $275 thousand, down by $183 thousand from the provision for the comparable 2014 quarter, despite growth in our outstanding loan balances, as our credit quality indicators remained stable.

Cash and Stock Dividends: We distributed a cash dividend of $.25 per share to stockholders in the first quarter of 2015. The cash dividend was 2% higher than the cash dividend paid in the first quarter of 2014, as adjusted for our 2% stock dividend distributed in September 2014.

Insurance Agency Operations: Insurance commission income decreased from $2.4 million for the first quarter of 2014 to $2.1 million for the first quarter of 2015, which was primarily attributable to a decrease in annual contingent commission income received from certain insurance carriers.

Capital: Total stockholders’ equity was a record $205.0 million at period-end, an increase of $10.5 million, or 5.4%, above the March 31, 2014, amount. Effective January 1, 2015, the new bank regulatory capital standards for U.S. banking organizations revised certain asset risk weights and add a new risk-weighted capital measure Common Equity Tier 1 (CET1). These new regulatory standards did not have a material impact on our capital ratios. Arrow's capital ratios (as calculated under the new bank regulatory capital standards) remain strong. At quarter-end, our Tier 1 leverage ratio was 9.53%, our CET1 ratio was estimated to be 12.81%, our Tier 1 risk-based capital ratio was estimated to be 14.15%, and our total risk-based capital ratio was estimated to be 15.19%. All of our capital ratios, at the holding company and subsidiary bank levels, as calculated under the new bank regulatory capital standards, continue to significantly exceed the new regulatory thresholds for “well capitalized” institutions, which is the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group. We define our peer group as all U.S. bank holding companies having $1.0 billion to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the 12-month period ended December 31, 2014, in which our return on average equity (ROE) was 11.79%, as compared to 8.50% for our peer group. Our ratio of loans 90 days past due and accruing plus nonaccrual loans to total loans was 0.53% as of December 31, 2014, as compared to 1.03% for our peer group. Our annualized ratio of net loan losses for the quarter ending December 31, 2014, was 0.05%, well below the peer result of 0.15%.

Industry Recognition: The Company recently received the 2014 Raymond James Community Bankers Cup in recognition of its "superior financial performance." Arrow was one of 31 banks nationwide – and one of only two based in New York State – to be recognized.

To create the Community Bankers Cup list, financial services company Raymond James evaluated 306 community banks with assets between $500 million and $10 billion based on various profitability, operational efficiency, and balance sheet metrics. The Community Bankers Cup goes to the top 10% for their exceptional performance during 2014, as well as over time.

In addition, Arrow's banking subsidiaries were each recognized as a 5-Star Superior bank by BauerFinancial, Inc., a national bank rating and research firm, based on December 31, 2014, financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 32 and 24 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tangible book value per share, tax-equivalent adjustment and related net interest income - tax equivalent, net interest margin, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended March 31,
	2015	2014
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,650	$12,774
Interest on Deposits at Banks	21	13
Interest and Dividends on Investment Securities:
Fully Taxable	1,944	2,008
Exempt from Federal Taxes	1,375	1,471
Total Interest and Dividend Income	16,990	16,266
INTEREST EXPENSE
NOW Accounts	330	464
Savings Deposits	167	219
Time Deposits of $100,000 or More	90	230
Other Time Deposits	202	391
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	5	4
Federal Home Loan Bank Advances	150	145
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	142	141
Total Interest Expense	1,086	1,594
NET INTEREST INCOME	15,904	14,672
Provision for Loan Losses	275	458
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,629	14,214
NONINTEREST INCOME
Income From Fiduciary Activities	1,933	1,873
Fees for Other Services to Customers	2,239	2,194
Insurance Commissions	2,139	2,444
Net Gain on Securities Transactions	90	—
Net Gain on Sales of Loans	132	123
Other Operating Income	323	252
Total Noninterest Income	6,856	6,886
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,692	7,642
Occupancy Expenses, Net	2,487	2,341
FDIC Assessments	280	273
Other Operating Expense	3,496	3,210
Total Noninterest Expense	13,955	13,466
INCOME BEFORE PROVISION FOR INCOME TAXES	8,530	7,634
Provision for Income Taxes	2,675	2,314
NET INCOME	$5,855	$5,320
Average Shares Outstanding [1]:
Basic	12,633	12,602
Diluted	12,671	12,625
Per Common Share:
Basic Earnings	$0.46	$0.42
Diluted Earnings	0.46	0.42
[1] Share and per share data have been restated for the September 29, 2014, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and Due From Banks	$37,941	$35,081	$40,056
Interest-Bearing Deposits at Banks	73,654	11,214	35,994
Investment Securities:
Available-for-Sale	393,133	366,139	429,230
Held-to-Maturity (Approximate Fair Value of $312,500 at March 31, 2015; $308,566 at December 31, 2014; and $322,335 at March 31, 2014)	305,175	302,024	317,632
Other Investments	4,806	4,851	3,896
Loans	1,434,794	1,413,268	1,310,423
Allowance for Loan Losses	(15,625)	(15,570)	(14,636)
Net Loans	1,419,169	1,397,698	1,295,787
Premises and Equipment, Net	28,381	28,488	28,717
Goodwill	22,003	22,003	22,003
Other Intangible Assets, Net	3,489	3,625	3,996
Other Assets	47,777	46,297	44,270
Total Assets	$2,335,528	$2,217,420	$2,221,581
LIABILITIES
Noninterest-Bearing Deposits	$310,878	$300,786	$277,086
NOW Accounts	967,537	871,671	908,028
Savings Deposits	541,750	524,648	524,670
Time Deposits of $100,000 or More	59,886	61,797	74,127
Other Time Deposits	138,653	144,046	164,108
Total Deposits	2,018,704	1,902,948	1,948,019
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	15,895	19,421	13,787
Federal Home Loan Bank Overnight Advances	—	41,000	—
Federal Home Loan Bank Term Advances	50,000	10,000	20,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	25,964	23,125	25,284
Total Liabilities	2,130,563	2,016,494	2,027,090
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,079,376 Shares Issued at March 31, 2015 and at December 31, 2014 and 16,744,486 Shares Issued March 31, 2014)	17,079	17,079	16,744
Additional Paid-in Capital	239,981	239,721	229,842
Retained Earnings	32,157	29,458	29,692
Unallocated ESOP Shares (63,723 Shares at March 31, 2015; 71,748 Shares at December 31, 2014; and 79,763 Shares at March 31, 2014)	(1,300)	(1,450)	(1,650)
Accumulated Other Comprehensive Loss	(6,256)	(7,166)	(4,075)
Treasury Stock, at Cost (4,380,293 Shares at March 31, 2015; 4,386,001 Shares at December 31, 2014; and 4,315,156 Shares at March 31, 2014)	(76,696)	(76,716)	(76,062)
Total Stockholders’ Equity	204,965	200,926	194,491
Total Liabilities and Stockholders’ Equity	$2,335,528	$2,217,420	$2,221,581

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Net Income	$5,855	$6,369	$6,147	$5,524	$5,320
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	55	—	83	(16)	—

Share and Per Share Data:[1]
Period End Shares Outstanding	12,635	12,622	12,605	12,597	12,597
Basic Average Shares Outstanding	12,633	12,614	12,606	12,595	12,602
Diluted Average Shares Outstanding	12,671	12,655	12,621	12,616	12,625
Basic Earnings Per Share	$0.46	$0.50	$0.49	$0.44	$0.42
Diluted Earnings Per Share	0.46	0.50	0.49	0.44	0.42
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.25

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	30,562	58,048	15,041	22,486	17,184
Investment Securities	673,753	664,334	653,702	712,088	755,008
Loans	1,422,005	1,401,601	1,361,347	1,328,639	1,284,649
Deposits	1,949,776	1,962,698	1,861,115	1,900,399	1,887,589
Other Borrowed Funds	69,034	56,185	67,291	60,900	68,375
Shareholders’ Equity	202,552	202,603	199,518	196,478	194,127
Total Assets	2,248,054	2,247,576	2,154,307	2,183,611	2,176,038
Return on Average Assets, annualized	1.06%	1.12%	1.13%	1.01%	0.99%
Return on Average Equity, annualized	11.72%	12.47%	12.22%	11.28%	11.11%
Return on Tangible Equity, annualized [2]	13.42%	14.28%	14.04%	12.99%	12.84%
Average Earning Assets	$2,126,320	$2,123,983	$2,030,090	$2,063,213	$2,056,841
Average Paying Liabilities	1,713,253	1,716,699	1,626,327	1,680,149	1,678,080
Interest Income, Tax-Equivalent[3]	18,073	18,213	17,834	17,837	17,439
Interest Expense	1,086	1,219	1,399	1,555	1,594
Net Interest Income, Tax-Equivalent[3]	16,987	16,994	16,435	16,282	15,845
Tax-Equivalent Adjustment[3]	1,083	1,073	1,074	1,142	1,173
Net Interest Margin, annualized [3]	3.24%	3.17%	3.21%	3.17%	3.12%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$13,955	$13,299	$13,526	$13,737	$13,466
Less: Intangible Asset Amortization	(91)	(94)	(94)	(94)	(106)
Net Noninterest Expense	$13,864	$13,205	$13,432	$13,643	$13,360
Net Interest Income, Tax-Equivalent	$16,987	$16,994	$16,435	$16,282	$15,845
Noninterest Income	6,856	7,060	7,351	7,019	6,886
Less: Net Securities (Gain) Loss	(90)	—	(137)	27	—
Net Gross Income	$23,753	$24,054	$23,649	$23,328	$22,731
Efficiency Ratio	58.37%	54.90%	56.80%	58.48%	58.77%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$204,965	$200,926	$200,089	$197,616	$194,491
Book Value per Share	16.22	15.92	15.87	15.69	15.44
Goodwill and Other Intangible Assets, net	25,492	25,628	25,747	25,868	25,999
Tangible Book Value per Share [2]	14.20	13.89	13.83	13.63	13.38

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.53%	9.44%	9.68%	9.39%	9.30%
Common Equity Tier 1 Capital Ratio	12.81%	N/A	N/A	N/A	N/A
Tier 1 Risk-Based Capital Ratio	14.15%	14.47%	14.41%	14.49%	14.55%
Total Risk-Based Capital Ratio	15.19%	15.54%	15.48%	15.57%	15.62%

Assets Under Trust Administration and Investment Management	$1,254,823	$1,227,179	$1,199,930	$1,214,841	$1,182,661

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 29, 2014, 2% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	Total Stockholders' Equity (GAAP)	$204,965	$200,926	$200,089	$197,616	$194,491
	Less: Goodwill and Other Intangible assets, net	25,492	25,628	25,747	25,868	25,999
	Tangible Equity (Non-GAAP)	$179,473	$175,298	$174,342	$171,748	$168,492

	Period End Shares Outstanding	12,635	12,622	12,605	12,597	12,597
	Tangible Book Value per Share (Non-GAAP)	$14.20	$13.89	$13.83	$13.63	$13.38

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	Net Interest Income (GAAP)	$16,990	$17,140	$16,760	$16,695	$16,266
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,083	1,073	1,074	1,142	1,173
	Net Interest Income - Tax Equivalent (Non-GAAP)	$18,073	$18,213	$17,834	$17,837	$17,439
	Average Earning Assets	2,126,320	2,123,983	2,030,090	2,063,213	2,056,841
	Net Interest Margin (Non-GAAP)*	3.24%	3.17%	3.21%	3.17%	3.12%

4.
Financial institutions often use this non-GAAP ratio as a measure of expense control.  We believe that the efficiency ratio measures provides investors with information that is useful in understanding our financial performance.

5.
Common Equity Tier 1 Capital Ratio (CET1), for financial institutions, was effective beginning on January 1, 2015. The capital ratios in the table above, as well as total risk weighted assets and Common Equity Tier 1 Capital, below, are estimated for the current period. This estimate exceeds the fully phased-in required minimum CET1 and Capital Conservation Buffer of 7.00%.

		3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	Total Risk Weighted Assets	$1,498,149	N/A	N/A	N/A	N/A
	Common Equity Tier 1 Capital	$191,882	N/A	N/A	N/A	N/A
	Common Equity Tier 1 Ratio	12.81%	N/A	N/A	N/A	N/A

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	3/31/2015	12/31/2014	3/31/2014
Loan Portfolio
Commercial Loans	$99,910	$99,511	$89,876
Commercial Construction Loans	16,104	18,815	28,026
Commercial Real Estate Loans	323,183	321,297	308,841
Other Consumer Loans	7,052	7,665	7,783
Consumer Automobile Loans	433,850	429,376	400,621
Residential Real Estate Loans	554,695	536,604	475,276
Total Loans	$1,434,794	$1,413,268	$1,310,423
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,570	$15,293	$14,434
Loans Charged-off	290	251	336
Less Recoveries of Loans Previously Charged-off	70	87	80
Net Loans Charged-off	220	164	256
Provision for Loan Losses	275	441	458
Allowance for Loan Losses, End of Quarter	$15,625	$15,570	$14,636
Nonperforming Assets
Nonaccrual Loans	$6,998	$6,899	$6,284
Loans Past Due 90 or More Days and Accruing	580	537	347
Loans Restructured and in Compliance with Modified Terms	307	333	380
Total Nonperforming Loans	7,885	7,769	7,011
Repossessed Assets	106	81	138
Other Real Estate Owned	423	312	198
Total Nonperforming Assets	$8,414	$8,162	$7,347
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.06%	0.05%	0.08%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.08%	0.12%	0.13%
Allowance for Loan Losses to Period-End Loans	1.09%	1.10%	1.12%
Allowance for Loan Losses to Period-End Nonperforming Loans	198.16%	200.41%	208.76%
Nonperforming Loans to Period-End Loans	0.55%	0.55%	0.53%
Nonperforming Assets to Period-End Assets	0.36%	0.37%	0.33%